CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of the American Century Municipal Trust of our reports dated July 21, 2020, relating to the financial statements and financial highlights, which appear in the American Century Intermediate-Term Tax-Free Bond Fund’s, the American Century High-Yield Municipal Fund’s, and the American Century Tax-Free Money Market Fund’s Annual Report on Form N-CSR for the year ended May 31, 2020. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Kansas City, Missouri
September 25, 2020